Exhibit 99.(e)

FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

This First Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated as of March 31, 2009, as amended from time to time, by and between Miles Capital, Inc., formerly, WB Capital Mutual Funds, Inc. (the “Company”) and Foreside Distribution Services, L.P. (the “Distributor”) is hereby entered into as of October 23, 2014 (the “Effective Date”).

WHEREAS, the parties desire to amend Schedule A of the Agreement to reflect the current list of Funds; and

WHEREAS, Section 12 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the parties;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.              Schedule A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.

2.              Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3.              All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

MILES CAPITAL, INC.		FORESIDE DISTRIBUTION SERVICES, L.P.

By:	/s/ Amy Mitchell	By:	/s/Mark Fairbanks
Name: Amy Mitchell			Mark Fairbanks, President
Title: Treasurer & Secretary

Appendix A

Schedule A

FUNDS

Miles Funds, Inc., Institutional Money Market Fund